Exhibit 99.2

To My Fellow Unitholders:

As I look back on 2018, I want to thank you for your continued support, and placing your trust in our company, our strategy, our people, and our management team. During the past year, Hi-Crush achieved several important milestones. We sold 10.4 million tons of frac sand, the most in our company’s history. We significantly increased volumes sold to E&Ps, reaching nearly 40 percent of total sales volumes for the year, up from effectively zero at the end of 2016. We expanded the scope and reach of our PropStream® service, including the number of crews deployed and our total addressable market, with the acquisition of FB Industries and deployment of silo solutions. In short, we executed on our strategy and built a stronger, more competitive company.
That is not to say that we met or exceeded every goal we set for ourselves. As we are all aware, this past year also included rapid, and many times unforeseen, change in energy markets. While these dynamics affected the scope of our successes, we didn’t allow them to change our focus on positioning our business for the long-term, and taking proactive steps to anticipate and address the future needs of our customers.
We have a long history of being proactive at Hi-Crush. In 2013, customer demand began to shift from minegate to in-basin sales. In response, we completed our acquisition of D&I Silica, gaining access to our network of rail terminals in the Northeast, which allowed us to meet growing demand for in-basin delivery of frac sand. We have since expanded this network to include owned and operated terminals in the DJ and Permian basins that form a critical piece of our differentiated service offering. Through the industry downturn in 2015 and 2016, we invested in expanding production capacity to meet projected increases in demand, opening our Blair facility in March 2016 and ensuring our ability to meet the rapidly increasing customer demand that followed. Later that year, we also inaugurated our PropStream service, deploying our first container crew in the field and extending our operational capabilities to wellsite delivery and management of frac sand. We were the first to open an in-basin frac sand facility in the Permian basin in July 2017, providing critical first-mover advantages to Hi-Crush in a rapidly growing market for an extended period of time. Finally, as our E&P customer base has expanded, we made the strategic acquisition of FB Industries, positioning Hi-Crush as the only company offering both silo and container last mile solutions to serve the increasingly dynamic needs of operator customers.
Driving all of these decisions has been our willingness to constantly challenge ourselves - to look over the horizon and take into account the future implications that action (or inaction) today could have on our success tomorrow. The macro environment and factors driving our business will inevitably be cyclical. During each period, and particularly the downtimes, we are only able to manage our business with the assets we have and the skills we have developed. For this reason it is imperative that we continually assess our position, revisit internal assumptions about our business, and take a long-term view, investing when others might hesitate, changing tack when conventional wisdom may tell us to stay the course.
We are keenly aware that achieving our goals and looking beyond the present means more than day-to-day operational excellence. Over the years, in addition to the shifts in our business mentioned above, we have also taken steps to align our capital structure with the long-term goals of the business. In all instances, we have pursued the path that would best fund our priorities, while maintaining financial flexibility and protecting our balance sheet. Over the years, this has taken different forms - issuing equity when appropriate, financing acquisitions utilizing a term loan, expanding and contracting a revolving line of credit, and most recently, transforming our revolver to an asset-backed facility and issuing the frac sand industry’s first high yield notes in August 2018. As we exit 2018, we have nearly $115 million of cash on hand, no near-term maturities, and a highly flexible capital position with no financial maintenance covenants. This is an enviable position in today’s evolving environment, and it is the direct result of the actions we’ve taken over the past few years. We have managed our financing structures as our operations have evolved, and as our MLP structure allowed. Financial strength has always been key to our strategy and will remain so as we forge ahead.

The strong position Hi-Crush is in today is a direct result of the operational and financial track record we have established. In an environment where being solely a commodity producer of frac sand is the business model of the past, we are continuing to focus on the future - the logistics of frac sand and value added services. We continue to invest in expanded last mile and wellsite management solutions for our customers. We are exploring new ways of utilizing our terminal assets to forward stage frac sand in the Permian and reduce sand supply chain bottlenecks, while actively engaging partners to improve trucking performance. At the same time, we have prudently developed additional in-basin and Northern White production capacity, only where supported by contract activity with our E&P customers. We are committed to providing our customers with an integrated, mine-to-wellsite offering, and all of these projects serve to support that goal, and Hi-Crush’s business.
Our focus on the future is why we took another important forward-looking step in acquiring our sponsor - a move that simplified our structure and marked a critical step in the process of conversion to a C-Corporation. I acknowledge and understand the concerns many of you have expressed to us over the past several months regarding this process. At the same time, I would like to reiterate what I’ve said above - we are taking these steps to prepare our business for the future, to remain competitive and thrive in a changing industry. While the MLP structure was a great vehicle for the formation and initial growth of our company, it no longer fits our strategy, the industry, and our long-term goals. To continue generating value for our unitholders (and in the future, shareholders), we must take these actions now. Our path forward as a company weighted more toward logistics is enhanced through structural conversion, and I hope that each of you will take the opportunity to vote in favor of the conversion when the proxy vote takes place in April.
Our plan, and our value proposition to you, is this: Hi-Crush will continue to look beyond current conditions, as we always have, to invest in projects and logistics capabilities that will not just sustain, but expand our business and profitability. We will continue to prioritize deeper, long-term partnerships with E&P customers as the foundation of our business, and we will do so with a commitment to safety, operational excellence and capital discipline.
Looking at how we are positioned for 2019, and at the opportunities our previous decisions have made available to us, I am excited at what the future has in store for our company. We believe in our strategy, and our ability to make the right decisions at the right time. I look forward to continuing to work together for Hi-Crush’s long-term success.

All the best,

Robert E. Rasmus
Chairman and Chief Executive Officer

Important Additional Information
In connection with the proposed conversion of Hi-Crush Partners LP (the "Partnership") from a Delaware limited partnership to a Delaware corporation (the "Conversion"), the Partnership has filed with the Securities and Exchange Commission (the "SEC") a proxy statement. The Conversion will be submitted to unitholders of the Partnership ("Unitholders") for their consideration. The Partnership may also file other documents with the SEC regarding the Conversion. The definitive proxy statement will be sent to the Unitholders. This document is not a substitute for the proxy statement that will be filed with the SEC or any other documents that the Partnership may file with the SEC or send to Unitholders in connection with the Conversion. INVESTORS AND SECURITY HOLDERS OF THE PARTNERSHIP ARE URGED TO READ THE PROXY STATEMENT REGARDING THE CONVERSION AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE CONVERSION AND RELATED MATTERS.
Investors and security holders are able to obtain free copies of the proxy statement and all other documents filed or that will be filed with the SEC by the Partnership through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by the Partnership will be made available free of charge on the Partnership’s website at www.hicrush.com, under the heading "Investors," or by directing a request to Investor Relations, Hi-Crush Partners LP, 1330 Post Oak Blvd., Suite 600, Houston, TX 77056, Tel. No. (713) 980-6270.
Participants in the Solicitation
The Partnership is managed and operated by the board of directors and executive officers of its general partner, Hi-Crush GP LLC (our "General Partner"). The Partnership, our General Partner and our General Partner’s directors and executive officers may be deemed to be participants in the solicitation of proxies in respect to the Conversion.
Information regarding our General Partner’s directors and executive officers is contained in the Partnership’s Annual Report on Form 10-K for the 2018 fiscal year filed with the SEC on February 19, 2019, and certain of its Current Reports on Form 8-K. You can obtain a free copy of these documents at the SEC’s website at http://www.sec.gov or by accessing the Partnership’s website at www.hicrush.com.
Investors may obtain additional information regarding the interests of those persons and other persons who may be deemed participants in the Conversion by reading the proxy statement regarding the Conversion. You may obtain free copies of this document as described above.

Forward-Looking Statements and Cautionary Statements
The foregoing contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this communication that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "potential," "create," "intend," "could," "may," "foresee," "plan," "will," "guidance," "look," "outlook," "goal," "future," "assume," "forecast," "build," "focus," "work," "continue" or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the Conversion, descriptions of the post-Conversion company and its operations, transition plans, opportunities and anticipated future performance. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include the expected timing and likelihood of completion of the Conversion, the occurrence of any event, change or other circumstances that could give rise to the abandonment of the proposed Conversion, the possibility that Unitholders may not approve the Conversion, risks related to disruption of management time from ongoing business operations due to the Conversion, the risk that any announcements relating to the Conversion could have adverse effects on the market price of the Partnership’s common units, the risk that the Conversion and its announcement could have an adverse effect on the ability of the Partnership to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally, the risk the pending Conversion could distract management of the Partnership and that the Partnership will incur substantial costs, the risk that problems arise that may result in the post-Conversion company not operating as effectively and efficiently as expected, the risk that the post-Conversion company may be unable to achieve expected benefits of the Conversion or it may take longer than expected to achieve those benefits and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond the Partnership’s control, including those detailed in the Partnership’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are available on its website at www.hicrush.com and on the SEC’s website at http://www.sec.gov. All forward-looking statements are based on assumptions that the Partnership believes to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and the Partnership undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.